UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2012

MAGYAR BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-51726	20-4154978
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

400 Somerset Street, New Brunswick, New Jersey	08901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(732) 342-7600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
      CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Magyar Bancorp, Inc. (the “Company”) announced on June 21, 2012 that Jon R. Ansari was promoted to Executive Vice President, Chief Financial Officer.  Previously, Mr. Ansari served as Senior Vice President, Chief Financial Officer.  The press release issued by the Company related to Mr. Ansari’s promotion is included in this filing as Exhibit 99.1. The press release contains additional details related to the promotion.

In conjunction with Mr. Ansari’s promotion, the Company entered into a one-year employment agreement with Mr. Ansari that replaces his existing change in control agreement.  Starting on December 31, 2012, the agreement will renew every December 31 unless a written notice of non-renewal is given at least 30 days before the renewal date.  Mr. Ansari’s annual base salary under the agreement is $240,000, which will be reviewed annually and can be increased but not decreased.  No later than 30 days after an involuntary termination without cause (as defined in the agreement) or a voluntary resignation for good reason (as defined in the agreement), Mr. Ansari will receive a lump sum equal to two times his base salary, but if such termination follows a change in control (as defined in the agreement), then he will receive two (2) times the sum of his base salary, plus any earned and accrued but unpaid bonus for the year of termination.  However, severance pay will be reduced to the extent necessary to avoid penalties on excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended.  If Mr. Ansari becomes disabled (as defined in the agreement), he will receive the greater of (i) his net after-tax base salary for the remaining term of the agreement, or one year or (ii) disability insurance benefits provided by the Company, plus any applicable workman’s or social security disability benefits to which he is entitled, with the understanding that the amount of any such disability benefits shall offset the Company’s obligation to pay his base salary.  The agreement provides that for one year after his termination of employment with the Company, Mr. Ansari will not compete with the Company and will not solicit the Company’s employees or customers.  Disputes are subject to binding arbitration and the Company will reimburse Mr. Ansari for legal costs related to any disputes that are resolved in his favor.

On June 21, 2012, the Company also entered into a one-year change in control agreement with Brian Stanley, the Company’s Senior Vice President and Chief Lending Officer, who is also a named executive officer of the Company.  Starting on December 31, 2012, the agreement will renew every December 31 unless a written notice of non-renewal is given no more than 60 days before the renewal date and no less than 30 days before the renewal date.  If, during the term of the agreement, there is a change in control (as defined in the agreement), followed by Mr. Stanley’s involuntary termination of employment without cause (as defined in the agreement) or voluntary termination for good reason (as defined in the agreement), then, within 30 days after such termination date, the Company shall pay Mr. Stanley one times the sum of his highest rate of base salary and highest rate of annual bonus awarded during the prior three years.  However, the payment will be reduced to the extent necessary to avoid penalties on excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended.

On June 21, 2012, the Company amended the employment agreement with John S. Fitzgerald to change his job title to reflect that he is currently the Company’s President and Chief Executive Officer.  The remainder of the agreement was unchanged.

Item 9.01   Financial Statements and Exhibits

(a)                       Financial statements of businesses acquired.  Not Applicable.

(b)                      Pro forma financial information.  Not Applicable.

(c)                      Shell company transactions. Not Applicable

(d)                      Exhibits.

99.1: Press Release dated June 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAGYAR BANCORP, INC.

Date: June 25, 2012	By:	/s/ John S. Fitzgerald
John S. Fitzgerald
President and Chief Executive Officer